Marketing Agreement

     This  Agreement  made  this 15th day of June, 2000 by and between Big Wheel
                                 ----        ----
Promotions, Inc. ("BWP") of 8300 Bissonnet, Suite 525, Houston, Texas 77074 and Bentley Telcom ("Bentley Tel") of 4675 MacArthur Court, Suite 420, Newport Beach, California 92660.

     Whereas Bentley Tel is the owner, supplier and designer of the Bentley Tel Global Links Card and the Bentley Tel Smart E-Card, providing services including, but not limited to, money wire transfer, international and long distance telephone calling, international E-commerce and purchasing, international ATM debit card, and international Mastercard, throughout the United States and the world;

     And whereas BWP is a corporation doing business throughout the world that specializes in marketing, promotions and advertising and desires to market and prompts the Bentley Tel Global Links Card and the Bentley Tel Smart E-Card, and all other products and/or services of Bentley Tel;

     And whereas the Parties hereto, desire to enter into this agreement to set forth the mutual understanding of the terms and conditions upon which their relationship shall continue.

     Now, therefore, this agreement witnesseth that in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. (a) "Exclusive Territory" shall mean exclusive in Texas, California, New Mexico, Florida, Louisiana, Arizona, Nevada, Mississippi, and Missouri, Mexico and Canada.
    (b) "Products" shall mean the Bentley Tel Global Links Card, Bentley Tel Smart E-Card, Message Pilot and all services contained therein or any goods or services sold by Bentley Tel to be marketed, advertised and promoted by BWP.
    (c) A mutually agreeable Marketing, Advertising, and Promotional budget will be added to this Agreement as "Exhibit A".
    (d) Mutually agreeable "Benchmarks" will be drawn up, approved in writing and added to this Agreement as "Exhibit B".

2.  Appointment

     Bentley Tel hereby grants to BWP and BWP hereby accepts the right to act as Bentley Tel's sole marketing, advertising and promotional agent for their Products in BWP's exclusive territory. In consideration of the exclusivity evidence by this appointment, BWP agrees to use its best efforts to promote, market and Bentley Tel's products.


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3.  Obligations  of  BWP

     (a) BWP agrees to market. promote and advertise in every reasonable manner, the product throughout the territory.
     (b) BWP agrees that within 12 months after signing this agreement it shall establish and maintain reasonable representation in respect of the product throughout the exclusive territory.
     (c) BWP will provide to Bentley Tel such form, reports, estimates and other information regarding sales, customer visits, future requirements, financial position, financial results and other matters Bentley Tel may reasonably request from time to time.
     (d) BWP agrees not to market, advertise,, sell, or resale, promote or assist others in the marketing sales or promotion of products or services that compete with the products or services of Bentley
          Tel unless Bentley Tel approves in writing.
     (e) BWP agrees to submit to Bentley Tel immediately any and all complaints or comments from purchasers of products.
     (f) BWP agrees to conduct its businesses in its own name and in a manner that will reflect favorably at all times on Bentley Tel and the services and the good name, good will and reputation of Bentley Tel and avoid any deceptive, misleading or unethical practice or advertising that might have a commercially detrimental effect on Bentley Tel or their services.
     (g) BWP agrees to refrain from holding itself out as an employee of Bentley Tel
     (h) BWP will refrain from making any representations with respect to their services or others terms that are consistent with Bentley Tel's written policies with respect to such matters.
     (i) BWP will prepare all advertising, marketing, and promotioal budgets for Bentley Tel products.

4.  Obligations  of  Bentley  Tel

     (a) Bentley Tel agrees and undertakes that for the duration of this agreement and subject to any terms hereof to the contrary, it will not appoint another marketing and promotions agent, company or individual, subsidiary or any related entities for the purpose of marketing and promoting its product in BWP's "exclusive territory".
     (b) Bentley Tel shall supply to BWP all products upon demand and as necessary for BWP to meet its obligations to customers.
     (c) Bentley Tel shall design and provide all marketing and/or promotional materials in BWP's "exclusive territory".
     (d) Bentley Tel agrees to bear the expenses of marketing, manufacturing costs, printing expenses, promotional material, advertisement, etc. packing and shipping to BWP or customer's location.


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     (e)  Bentley  Tel  agrees  to  inform  BWP  of  any  changes  in material, products,  sales  information.  rate  changes,  etc.
     (f) Bentley Tel agrees to inform BWP of any new marketing and promotional agents it takes and all details of their relationship Bentley Tel.
     (g) Bentley Tel agrees that they will uphold a good name, good will and reputation and avoid any deceptive, misleading or unethical practice or advertising that might have a commercially detrimental effect of BWP.
     (h) Bentley Tel agrees to forward exclusive accounts' information (leads, telephone calls, correspondence) to BWP that is outside to "exclusive territory".
     (i) Bentley Tel agrees that Bentley Tel and BWP will jointly sign off on all marketing, advertising, and promotional budgets.
     (j) Bentley Tel shall pay for all marketing, advertising, and promotions in the form of a wire transfer or check to BWP.

5.  Compensation  &  Expenses

     (a) Bentley Tel acknowledges that BWP will be paid an agency fee ("Commission") for all gross marketing, advertising, and promotional budgets for Bentley Tel products. The commission will either be paid back to BWP by the media outlets or withheld by BWP and BWP will pay media outlets the "net advertising cost".
     (b) Bentley Tel agrees to a minimum deposit of fifty thousand dollars ($50,000.00) payable to BWP to be used towards the initial consulting, marketing, advertising and promotional efforts. Said deposit will be paid via wire transfer on the following schedule:
                         1.  $15,000.00  paid  on  June  16, 2000
                         2.  $15,000.00  paid  on  June  23, 2000
                         3.  $10,000.00  paid  on  June  30, 2000
                         4.  $10.000.00  paid  on  July  6,  2000
          BWP's wire transfer information will be added to this Agreement as "Exhibit C".

     (c) Once BWP has submitted marketing, advertising, and promotional budgets to Bentley Tel, Bentley Tel shall fund said budgets within 10 business days of their receipt and not more than 5 business days from the date that BWP commits to an advertising schedule with media outlets. Bentley Tel understands that Bentley Tel is liable to pay all schedules as agreed in Exhibit A.
     (d) Bentley Tel agrees to pay the following expenses of BWP as they relate to BWP's marketing, advertising, and promoting of Bentley Tel's products and/or services which Bentley Tel must approved in writing if not included in the "Gross Marketing, Advertising and Promotional Budget":
          1.  All  airline  and  ground  travel,  room  and  board
          2.  Equipment  (i.e.  tables  and  chairs  for  on-site  promotions)
          3. Additional employees needed to implement marketing, advertising, and promotional plans (employees to work the on-site promotions).
          4. The cost of all gross marketing, advertising, and promotional packages purchased by BWP for Bentley Tel.


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6.  Terms  of  Agreement

     This agreement shall be in full force and effect for a time period of three years and two automatically renewable two-year options therafter at the sole option of BWP based upon BWP meeting all budgets and financial projections that ..are prepared by BWP and agreed to by Bentley Tel

7.  Relationship  between  Parties

     (a) This agreement does not in any way create an employer/employee relationship between Bentley Tel and BWP.
     (b) During the terms of this agreement, BPW may represent itself to be a representative of Bentley Tel provided that BWP shall not have any authority, power or ability to enter into contractual arrangements on behalf of ordering the name of Bentley Tel unless prior specific written authority to do so has been granted by Bentley Tel to BWP.
     (c) BWP shall be solely responsible for hiring, compensating, terminating and other matters relating to any persons. companies or corporations employed or engaged by BWP for any reasons whatsoever in connection with this agreement.

8.  Product  Liability  and  Warranty

     (a) Bentley Tel shall be wholly responsible for any and all product and/or service liability claims made with respect to any and all of their product(s) and/or service(s) sold to customers and Bentley Tel shall be responsible for all warranty claims and obligations in respect of warranty on products and/or services.
     (b) BWP will not be held liable for Bentley Tel's errors and omissions with respect to their product(s) and/or service(s).
     (c) BWP agrees that it shall not represent warranty, coverage, specifications, performance or any other information pertaining to product save and except as is specifically approved by Bentley Tel, BWP acknowledges that Bentley Tel shall have the exclusive and sole right to determine and set product specifications and warranty.
     (d) Notwithstanding the foregoing BWP agrees that it shall immediately report to Bentley Tel any Claims or complaints in respect of which it becomes aware of pertaining to product, product performance or potential liability claims relating to the product.

9.  Goodwill,  Trademarks  and  Copyright

     BWP shall not acquire any rights to or under any goodwill, trademarks, copyrights or any other form of industrial or commercial property of Bentley Tel and, if during the term of this agreement, any such rights should become vested in BWP by operation of law or otherwise BWP


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     agrees that it will upon the request of Bentley Tel and  in  any case on termination or other expiration of this agreement, forthwith assign any and all such rights, together with the goodwill appurtenant thereto, to Bentley Tel.

10.  Confidential  Information

       Bentley Tel shall not, during the term of this agreement or at any time, divulge, furnish or make accessible to anyone or a third party the secret knowledge of BWP, clients' secret knowledge, marketing, advertising, and promotional information, trademarks, information, etc. All shall be kept confidential by both parties during and after the term of this agreement. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is not published or which subsequently became general publicly known, other than as a direct or indirect result of the breach of this agreement by both parties.

       Upon termination of this agreement, both parties will deliver, within 30 days, to each other all records, manuals, books, blank forms. documents. letters, memoranda, notes, notebooks, reports, data tables, calculations or copies therof which are the property of either party and which relates in any way to business products, practices or techniques of either party and all other property, trade secrets and confidential information of either party, including but not limited to all documents which in whole or in part contain any trade secrets or confidential information of both parties.

11.  Termination

       (a) Termination of this agreement for any reason shall be without prejudice to the rights and obligations of the parties hereto which accrued prior to the effective date of termination.
            Upon  termination  hereof  BWP's  right to market,  advertise and promote products and/or services and receive commissions theron shall run in respect to orders accepted by Bentley Tel and renewals by customers until customers discontinue their products and/or services with Bentley Tel
       (b)  If  any  representation  or  warranty contained herein or made by or
            furnished  on   behalf  of  BWP  or  Bentley  Tel  shall be false
            or misleading to either party or BWP or Bentley Tel shall fail to perform or observe any covenant or agreement contained in this agreement. The Party of Parties at fault will be given 30 days after they have been notified of a fault to remedy the situation.

12.  General

      (a) This agreement may not be assigned or otherwise transferred without the prior written approval of Bentley Tel. All rights and obligations under the terms of this agreement shall ensure to and be binding upon any successors or assigns or permitted assigns to the parties hereto.
      (b) This agreement supersedes all prior agreements and understandings between BWP and Bentley Tel and constitutes the entire agreement between the parties.


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      (c)  No  amendment or modification of agreement shall be effective unless in  writing and  signed  by  the  parties  hereto.
      (d) Provisions hereof shall be construed in accordance with the laws of the State Of Texas and the parties hereby attorn to the jurisdiction of the state district courts of the State of Texas.

13.  Subagencies

       (a) BWP map appoint Sub-marketing and promotions agencies under this agreement ("Subagency") subject to the following terms and conditions:
       1.   BWP  will  contract  any  and  all  Subagencies.
       2. Each Subagency shall execute an agreement regarding confidentiality with BWP.
       3. Each such Subagency shall execute a Subagency agreement with BWP.
       4. Bentley Tel and/or any Subagencies shall not circumvent BWP in marketing, advertising, and promoting Bentley Tel products(s) and/or service(s).

It is agreed between the parties venue to any such action shall lie in the state district courts of Harris County, Houston, Texas.

In witness whereof, the parties hereto gave executed this agreement on the date and year first written above.

AGREED:

Bentley  Telcom:

BY: /s/  John  Walsh,  COO
-------------------------------------------
         John  Walsh,  COO

Big  Wheel  Promotions,  Inc.:

By: /s/  Jimmie  D.  Wheeler
-------------------------------------------
         Jimmie  D.  Wheeler,  President/CEO


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